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                                                                   Exhibit 10(o)


                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") by and between The Dial Corporation, a Delaware corporation (the "Company") and Herbert M. Baum (the "Executive"), dated as of the 26th day of January, 2001 (the "Effective Date").

         WHEREAS, the parties desire to enter into an employment agreement specifying the terms and conditions of the Executive's employment with the Company; and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

              1. Term. The term of employment of the Executive by the Company hereunder shall be for a period commencing on the Effective Date and ending on the earlier of January 25, 2004 the ("Final Date") or the Date of Termination (as defined herein) (the "Term").

              2. Nature of Duties. The Executive shall serve as Chairman, President and Chief Executive Officer of the Company and, subject to the direction of the Company's Board, shall have full authority for management of the Company and all of its operations, financial affairs, facilities and investments, provided, however, that the Board may at any time designate another person to serve as the President of the Company. The Executive shall serve as a member of the Board, shall act as the duly authorized representative of the Board and shall be an ex officio member of all committees of the Board. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company, provided that the Executive shall be free to serve as a director or officer or both of such not-for-profit corporations as he may desire, to join and participate in such committees for community or national affairs as he may select and to join and serve on business corporation boards of directors, so long as such activities do not significantly interfere with the performance of the Executive's duties hereunder and, in the case of public business corporation boards of which the Executive was not a member when he executed this Agreement, only with the prior approval of the Board.

              3. Place of Performance. The Executive shall be based at the principal executive offices of the Company in the city of Scottsdale, Arizona, except for required business travel.


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              4.   Compensation.

                   (a) Annual Base Salary. During the Term, the Executive shall receive an annual base salary of $800,000 (the "Annual Base Salary"), which shall be paid in conformity with the Company's policies relating to salaried employees. The Executive shall be eligible for periodic salary increases, but not decreases, as determined in the sole discretion of the Executive Compensation Committee of the Board (the "Committee"). Unless increased by the Committee in its sole discretion, the Annual Base Salary shall apply for each year during the Term. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                   (b)  Bonus.

                        (i) Annual Bonus. Except as provided herein, in each fiscal year ending during the Term, the Executive shall be eligible to participate in such bonus programs as are available to senior executives of the Company. The terms and conditions of such bonus opportunities shall be established by the Committee; provided, however, that the aggregate targeted payout level for achievement of the Executive's annual incentive performance objectives shall be no less than 70% of the Executive's Annual Base Salary (for this purpose, the Annual Base Salary shall be the Executive's actual base earnings for the performance period to which such bonus opportunity pertains). Each such annual bonus (the "Annual Bonus") shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

                        (ii) Initial Bonus. Notwithstanding anything in this Agreement to the contrary, the Executive shall receive an initial bonus of $500,000 ("Initial Bonus") payable on the earliest of the following events: (x) termination of the Executive's employment by the Company for reasons other than Cause, Disability or death; (y) termination of employment by the Executive with the consent of the Board; or (z) August 7, 2001, provided, however, that the Executive's Annual Bonus for the fiscal year 2001 (payable in 2002) shall be reduced by $292,000.

                   (c) Stock Options. The Executive shall be eligible for annual grants of stock options as determined in the sole discretion of the Committee, subject to such terms and conditions as the Committee deems appropriate. Notwithstanding any other agreement to the contrary, but subject to the terms of this Agreement: (i) any stock options granted to the Executive during the Term shall continue to vest after the expiration of the Term, provided that the Executive is or becomes a member of the Board immediately following such expiration, and while the Executive thereafter remains a member of the Board (the "Board Service Period"); (ii) any options granted to the Executive prior to the Effective Date as a non-employee Director shall continue vesting


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through the later of the expiration of the Term or the last day of the
Executive's Board Service Period; and (iii) if the Executive's employment terminates upon expiration of the Term on or after the Final Date, he will be treated with regard to all stock options as a "retiree".

                   (d) Annuity. Upon the later of the expiration of the Term or the Executive's 65th birthday, the Executive will be entitled to receive, in monthly installments, a minimum guaranteed life annuity payment of $67,000, provided that if at the time of commencement of the benefit the Executive is married to his current spouse, the payment will instead be made in the form of a 100% joint and survivor annuity based on the Executive's life and the life of his current spouse equal to the actuarial equivalent (calculated by using the actuarial assumptions contained in the Company's supplemental retirement plan) of a $67,000 single life annuity on the Executive (the "Annuity"), and further provided that such Annuity will be reduced by any defined pension benefits earned by the Executive from the Company. In the event of the Executive's death prior to commencement of the Annuity, such Annuity shall be paid to his current spouse as if he had commenced benefits immediately preceding his death.

                   (e) Management Deferred Compensation Plan. If the Executive's employment terminates due to Disability or death, by the Company without Cause, by the Executive for Good Reason, by the Executive with consent of the Board, or upon expiration of the Term on or after the Final Date, the Executive shall be treated as a "retiree" for purposes of vesting in any discounted or other restricted stock units acquired pursuant to the Management Deferred Compensation Plan (the "Deferred Compensation Plan"). If the Executive is or becomes a member of the Board immediately following such termination of employment, the Executive will be entitled to maintain his account balance in the Deferred Compensation Plan through the Board Service Period.

                   (f) Other Benefits. During the Term, the Executive (i) shall be entitled to participate in all employee benefit plans which are generally available to the Company's senior executives (subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans, programs and arrangements); (ii) shall receive pension benefits and supplemental executive retirement benefits (collectively, "Pension Benefits") which are generally available to other senior executives of the Company; and (iii) shall receive health insurance programs, executive medical benefits, life insurance, accidental death and dismemberment benefits (collectively, "Welfare Benefits") which are generally available to other senior executives of the Company.

                   (g) Fringe Benefits and Relocation. During the Term, the Executive shall be entitled to fringe benefits generally available to other senior executives of the Company, including, without limitation, payment of health club dues and expenses related to an annual physical in line with the Executive's historical practices, use of a Company automobile and cell phone and payment of related expenses (collectively, the "Fringe Benefits"). If the Executive so requests, the


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Company will pay for all expenses relating to Executive's relocation from
Florida to Scottsdale, Arizona, and prior to such relocation, the Executive shall be entitled to weekly-first class airfare between Scottsdale and Florida and temporary housing in Scottsdale. Upon expiration of the Term, the Company will pay for any expenses relating to the Executive's relocation from Scottsdale to Florida. All payments made pursuant to this Section 4(g) shall be grossed-up and paid on an after-tax basis.

                   (h) Reimbursement for Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies, practices and procedures.

                   (i) Office and Support Staff. During the Term, the Executive shall be provided with an appropriate office and with such secretarial and other support facilities as are commensurate with former Chief Executive Officers of the Company.

                   (j) Vacation. During the Term, the Executive shall be entitled to four (4) weeks' paid vacation per year.

                   (k) Insurance; Indemnification. During the Term and thereafter while the Executive could have any liability, the Executive shall be named as an insured party in any liability insurance policy (including any director and officer liability policy) maintained by the Company for its directors and/or senior executive officers. In addition, the Company shall, as set forth in its respective charter and/or by-laws, or in a separate indemnification agreement, indemnify the Executive to the fullest extent permitted under Delaware law. The Company shall also indemnify the Executive, to the extent permitted by law, with respect to public service activities and not-for-profit board membership he undertakes in accordance with Section 2.

              5.   Termination of Employment.

                   (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 16(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. Prior to the Disability Effective Date, the Executive shall continue to be treated as if fully and actively employed by the Company for purposes of this Agreement, and without respect to whether or not the Executive is or is determined to be Disabled. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business


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days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

                   (b)  By the Company.

                   (i) Without Cause. The Company may terminate the Executive's employment without Cause.

                   (ii) For Cause. The Company may terminate the Executive's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean:

                        (1) the Executive's conviction of, or plea of nolo contendere to, any felony (other than vicarious liability which results solely from Executive's position as Chief Executive Officer, provided that Executive did not know, or should not have known, of any act or failure to act upon which such conviction or plea is based, or knew, but acted on the advice of counsel);

                        (2) the Executive's willful misconduct with regard to the Company having a material and demonstrable adverse effect on the Company;

                        (3) the Executive's willful failure to attempt to perform the services to be rendered hereunder (except in the event of the Executive's incapacity due to mental or physical illness) after receipt of written notice from the Board and a reasonable opportunity for the Executive to cure such willful non-performance; or

                        (4) the Executive's failure to attempt to adhere to, or take affirmative steps to carry out, any legal and proper directive of the Board, after receipt of written notice from the Board and a reasonable opportunity to cure such non-adherence or failure to act.

The termination of Executive's employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (1), (2), (3) or (4) above, and specifying the particulars thereof in detail.


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For purposes of this Agreement, no act, or failure to act, on Executive's part shall be considered willful unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's act or failure to act was in the Company's best interests. Any act, or failure to act, based upon authority granted pursuant to a duly adopted Board resolution or advice of counsel shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the Company's best interests.

                   (c)  By the Executive.

                   (i) Without Good Reason. The Executive may terminate employment under this Agreement by giving Notice of Termination to the Company in accordance with Section 16(b) of this Agreement no less than 90 days prior to such termination, unless such termination is pursuant to Section
                   (5)(c)(ii) below, or the Company elects to waive or reduce such notice requirement.

                   (ii) With Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                        (1) except as contemplated in Section 2 of this Agreement, any diminution in the Executive's title or position or material diminution in authority, duties or responsibilities as set forth herein;

                        (2) the assignment of any duties or responsibilities to the Executive that are not commensurate with the Executive's title, authority or position as set forth herein;

                        (3) a decrease in Annual Base Salary or a decrease in the Executive's target annual incentive below 70% of the Annual Base Salary;

                        (4) any material diminution of benefits described in Sections 4(f), (g), (h), (i) or (j) of this Agreement;

                        (5) the relocation of the Executive's principal place of employment to a location more than 35 miles from the Company's Scottsdale, Arizona headquarters;

                        (6) any material breach of this Agreement by the Company after written notice from the Executive and a reasonable opportunity for the Company to cure such breach; or

                        (7) any failure by the Company to comply with and satisfy


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                             Section 12(c) of this Agreement.

For purposes of this Section 5(c)(ii), any good faith determination of "Good Reason" made by the Executive following a Change of Control shall be conclusive.

                   (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                   (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive without Good Reason, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or 90 days after the date on which the Executive notifies the Company of such termination (or such earlier date if approved by the Company), respectively, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

              6.   Obligations of the Company upon Termination

                   (a) Good Reason; Other Than for Cause or Disability Prior to a Change of Control. If, during the Term, and prior to a Change of Control, the Company terminates the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                        (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the sum of: (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) and any bonus earned during the prior fiscal year but not yet paid to Executive; and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to


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the extent not theretofore paid (the sum of the amounts described in clauses
(1), (2) and (3) shall be hereinafter referred to as the "Accrued Obligations");

                        (ii) the Company shall make 24 equal monthly payments to the Executive equal in the aggregate to the greater of: (x) the total amount the Executive would have been paid in Annual Base Salary for a period commencing on the Date of Termination and ending on the Final Date (the "Severance Protection Period"); or (y) one times (1x) the sum of the Annual Base Salary plus the full target bonus with respect to the fiscal year in which the Date of Termination occurs (the "Current Target Bonus");

                        (iii) the Company shall treat the Executive as a "retiree" with respect to treatment of his outstanding stock options, as well as with respect to participation in all employee benefit plans, including but not limited to the Company's annual incentive plan, supplemental retirement plan, and Deferred Compensation Plan;

                        (iv) the Executive shall continue to be eligible to receive Welfare Benefits and Fringe Benefits from the Date of Termination through the later of: (x) the end of the Severance Protection Period; or (y) the first anniversary of the Date of Termination (the "Welfare Protection Period"); and

                        (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                   (b) Good Reason; Other Than for Cause or Disability following a Change of Control. If, during the Term, and upon or after the occurrence of a Change of Control, the Company terminates the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

                        (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of all Accrued Obligations, plus the product of (x) the Current Target Bonus, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (the "Pro-Rata Bonus"); provided, however, that if the Date of Termination occurs on or prior to August 7, 2001, the Pro-Rata Bonus shall be no less than $500,000, and further provided that if the Date of Termination occurs after August 7, 2001 and on or before December 31, 2001, the Pro-Rata Bonus shall be reduced by $292,000;

                        (ii) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to three times (3x) the sum of the Annual Base Salary and the greater of: (1) the highest Annual Bonus received by the Executive from the Company in the three fiscal years immediately preceding the Date of Termination, provided, however, that for purposes of this Section


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6(b)(ii), the Annual Bonus for the year 2001 shall not be reduced by $292,000, or (2) the Current Target Bonus (the "Highest Annual Bonus");

                        (iii) the Company shall treat the Executive as a "retiree" with respect to treatment of his outstanding stock options, as well as with respect to participation in all employee benefit plans, including but not limited to the Company's annual incentive plan, supplemental retirement plan, and Deferred Compensation Plan;

                        (iv) the Executive shall continue to be eligible to receive Welfare Benefits and Fringe Benefits from the Date of Termination through the later of: (x) the end of the Severance Protection Period; or (y) the end of the Welfare Protection Period, and the Executive shall continue to accrue pension credit with respect to his Pension Benefits during such time period; and

                        (v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits.

              For purposes of this Agreement, a Change of Control shall mean:

                   (1) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or
(iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition of a Change of Control; or

                   (2) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                   (3) Consummation of a reorganization, merger or consolidation or


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sale or other disposition of all or substantially all of the assets of the
Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                   (4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

                   Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated without Cause prior to the date on which the Change of Control occurs, but the Executive reasonably demonstrates that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change of Control for purposes of this Agreement provided a Change in Control shall actually have occurred.

                   (c) Death. If the Executive's employment is terminated by reason of the Executive's death during the Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

                   (d) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Term, this Agreement shall terminate without


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further obligations to the Executive, other than for payment of Accrued
Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

                   (e) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the Term or if Executive voluntarily terminates employment during the Term (excluding a termination for Good Reason), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his or her Annual Base Salary through the Date of Termination, (ii) the amount of any compensation previously deferred by the Executive, and (iii) Other Benefits, in each case to the extent theretofore unpaid.

              7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company, other than the Letter Agreement, as defined herein. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

              8. Entire Agreement. This Agreement and other documents executed concurrently herewith or referred to herein contain the sole and entire agreement and understanding of the parties with respect to the subject matters contained herein, and the parties agree that this Agreement supercedes the letter agreement dated August 7, 2000 from the Company to the Executive (the "Letter Agreement"), and that such Letter Agreement is rendered null and void as of the Effective Date of this Agreement.

              9.   Certain Additional Payments by the Company.

                   (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive: (i) an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the


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Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

                   (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized account firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                   (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                        (i) give the Company any information reasonably requested by the Company relating to such claim,

                        (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                        (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                        (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

              10. Confidentiality; Cooperation with Regard to Litigation; Non-disparagement.

                   (a) While employed by the Company and thereafter, the Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by the Executive to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of his duties hereunder, or when required to do so by legal process by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) or judicial authority that requires him to divulge, disclose or make accessible such Confidential Information. In the event that the Executive is so ordered, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order.

                   (b) "Confidential Information" shall mean all information concerning the business of the Company or any Subsidiary (as defined below) relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by the Executive or (ii) regarding the Company's business or industry properly acquired by the Executive in the course of his career as an executive in the Company's industry and independent of the Executive's employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

                   (c) "Subsidiary" shall mean any corporation controlled directly or indirectly by the Company.

                   (d) While employed by the Company and thereafter, the Executive agrees to cooperate with the Company by making himself reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any Subsidiary in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any Subsidiary, as reasonably requested with regard to matters that relate to the Executive's employment period as an officer of the Company; provided, however, that the same does not materially interfere with the Executive's then current professional activities, involve a conflict between the Executive and the Company or would cause a violation of any court order or governmental requirement. The Company agrees to reimburse the Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance, including reasonable legal fees.

                   (e) While employed by the Company and thereafter, the Executive agrees that he will not make public statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action (except as Executive reasonably believes is necessary in the course of performing his duties) which may, directly or indirectly, disparage the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, while the Executive is employed by the Company and thereafter, the Company will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either the Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process. Notwithstanding the foregoing, this Section 10(e) shall be of no further force and effect in the event that the Executive's employment terminates upon or after the occurrence of a Change of Control.

              11.  Non-competition and Non-solicitation.

                   (a) While employed by the Company and for a period of 24 months thereafter (the "Restricted Period"), the Executive shall not engage in Competition with the Company or any Subsidiary. "Competition" shall mean engaging in any activity, except as provided below, for a Competitor of the Company or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than three percent shareholder of a publicly traded company) or otherwise (together "Employment"). A "Competitor" shall mean any corporation or other entity which derives at least 15% or more of its revenues from the conduct of business which competes, directly or indirectly, with the business conducted by the Company, as determined on the Date of Termination of the Executive's employment. If the Executive commences Employment with any entity that is not a Competitor at the time the Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (i) such activities were contemplated by the Executive at the time the Executive initially commenced Employment or (ii) the Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restricted Period, which activities are competitive with the activities of the Company or Subsidiary. In addition, the Executive may be employed by, or otherwise associated with, noncompeting portions of the competing entity so long as he does not directly or indirectly oversee, manage or contribute to the competing activities of the Competitor. The Executive shall not be deemed to be indirectly overseeing, managing or contributing to the Competitor's activities which are competitive with the activities of the Company or Subsidiary so long as he does not participate in any discussions with regard to the conduct of, or take any act intended to facilitate the success of, the competing business.

                   (b) Notwithstanding the foregoing Section 11(a), in the event the Executive desires to accept Employment with a Competitor which, in the Executive's reasonable judgment, competes with an insignificant portion of the business conducted by the Company or Subsidiary, the Executive shall have the right, prior to accepting such Employment, to submit a written request to the Company for a limited waiver of the Company's right to enforce the provisions of this Section 11. If the Company determines, in its good faith reasonable judgment, that the Executive's proposed Employment with the Competitor would not result in more than an insignificant level of competition with the business conducted by the Company or Subsidiary at either the time such request is made or in the then foreseeable future, the Company shall grant the Executive the requested waiver.

                   (c) During the Restricted Period, the Executive shall not induce employees of the Company or any Subsidiary to terminate their employment, nor shall the Executive solicit or encourage any corporation or other entity in a joint venture relationship, directly or indirectly, with the Company or any Subsidiary, to terminate or diminish their relationship with the Company or any Subsidiary or to violate any agreement with any of them. During such period, the Executive shall not hire, either directly or through any employee, agent or representative, any employee of the Company or any Subsidiary or any person who was employed by the Company or any Subsidiary within 90 days of such hiring.

                   (d) The Executive's compliance with the non-competition and non-solicitation provisions of this Section 11 shall be deemed compliance with any other non-competition or non-solicitation provision agreed to between the Executive and the Company, including but not limited to any stock option or equity grants.

                   (e) Notwithstanding the foregoing, in the event that the Executive's employment terminates upon or after the occurrence of a Change of Control, Sections 11(a) and (b) of this Agreement shall be of no further force and effect.

              12.  Successors.

                   (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                   (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                   (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

              13. Full Settlement; No Mitigation; No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and amounts due the Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may maintain other than substantially comparable welfare benefits provided by a new employer.

              14. Remedies. If the Executive materially breaches any of the provisions contained in Sections 10 or 11 above, the Company (a) shall have the right to immediately terminate all remaining severance payments and benefits due under Sections 6(a) and (b) of this Agreement and (b) shall have the right to seek injunctive relief. The Executive acknowledges that such a breach of Sections 10 or 11 would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent the Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 10 or 11 has occurred.

              15.  Resolution of Disputes and Legal Fees.

                   (a) Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 14, shall be resolved by binding arbitration, to be held at an office closest to the Company's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                   (b) Upon or after the occurrence of a Change of Control, the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees, costs of arbitration and related expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code (such payments referred to herein as "Legal Fees"). Prior to a Change of Control, the Company agrees to reimburse the Executive for such Legal Fees after the resolution of a dispute with the Company concerning enforcement or payments pursuant to this Agreement, provided that the Executive prevails in such dispute. The Company also agrees to reimburse the Executive for any legal expenses incurred in connection with the Executive's termination of employment with Hasbro, regardless of the time such expenses are incurred, and regardless of the outcome of such dispute.

              16.  Miscellaneous.

                   (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                   (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                   If to the Executive:

                        Herbert M. Baum
                        Chairman, President and Chief Executive Officer The Dial Corporation
                        15501 North Dial Boulevard
                        Scottsdale, AZ  85260-1619

                   If to the Company:

                        The Dial Corporation
                        15501 North Dial Boulevard
                        Scottsdale, AZ 85260-1619
                        Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                   (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                   (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                   (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                   IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                       The Dial Corporation

                                       By: /s/ Michael T. Riordan
                                           --------------------------
                                           Michael T. Riordan
                                           Chairman of the Executive
                                           Compensation Committee

                                       /s/ Herbert M. Baum
                                       ------------------------------
                                       Herbert M. Baum